Exhibit 10.1

This Agreement is dated as of August 15, 2025

Parties:

(1)	Gordon Dunn of XXXXXXXXX (the Employee/you); and

(2)	Quoin Pharmaceuticals, Inc. a Delaware corporation with registered number SR 20181693856 whose principal place of business is at 42127 Pleasant Forest Court, Ashburn, VA 20148 (the Company/we/us, and, together with all other affiliated companies, including Quoin Pharmaceuticals Ltd., an Israeli company and sole shareholder of the Company, the Group Companies and each a Group Company).

Background:

(A)	You are employed by us as Chief Financial Officer on the terms of your service agreement with us dated 1 November 2021 (Service Agreement).

(B)	You consider you have or may have various claims arising out of the termination of your employment by mutual agreement and arising out of your removal from the office of Chief Financial Officer of the Company and each Group Company.

(C)	This Agreement sets out the terms of settlement, and is intended to be an effective waiver of those claims. The terms and effect of the Agreement have been explained to you by your legal adviser.

(D)	Definitions (which are not set out within specific clauses) and rules of interpretation for this Agreement are set out in clause 13.

(E)	We enter into this Agreement for ourselves and as agent and trustee for all Group Companies and are authorised to do so. It is the parties' intention that each Group Company should be able to enforce any rights it has under this Agreement, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

Agreed terms

1.	Termination Date

1.1	Your employment with us and/or any Group Company will terminate on August 15, 2025 (Termination Date).

1.2	Until the Termination Date you will continue to perform your normal duties under your Service Agreement.

2.	Termination Arrangements

Subject to your continuing compliance with your Service Agreement (save as amended by this Agreement) and the terms of this Agreement:

Pay

2.1	We will pay to you salary accrued to the Termination Date in the usual way. Except as set out in this Agreement, you agree that no further bonus and/or commission is due and/or payable to you.

Holiday

2.2	You will receive a payment in respect of any outstanding accrued holiday at the Termination Date, less statutory deductions for income tax and national insurance.

Benefits

2.3	We will continue to provide to you up to the Termination Date all benefits which you are entitled to under your Service Agreement. You agree that from the Termination Date all benefits will cease to be provided, save as provided for expressly in this Agreement.

Payment in lieu of notice (PILON)

2.4	We will make a payment to you of $433,620.00 (less legally required deductions) in lieu of your entitlement to 12 months' notice under clause 20.1 of your Service Agreement. Such payment shall be made in equal bi-weekly instalments (in accordance with current payroll practices) with the first instalment being paid in the first payroll following the later of the date of this Agreement and the Termination Date. For the avoidance of doubt, the Company agrees to waive clause 19.3 of your Service Agreement such that you are not under an obligation to seek or take up new employment and the Company will make the payment in lieu in full without any reduction to reflect any new income you may secure from any new employment or opportunity

Bonus

2.5	Notwithstanding that you have no entitlement to a bonus for the 2024 financial year, for the purposes of this Agreement, we agree to pay you a bonus of $108,405.00 for the 2024 financial year (less legally required deductions). Subject to the other terms of this Agreement, including Clause 12 hereof, such payment shall be made as a single lump sum on the date that is twelve (12) months after the Termination Date.

Expenses

2.6	You will submit any expenses claim on or before the Termination Date in the usual way. We will reimburse you those expenses properly and necessarily incurred by you in the course of your duties in accordance with our expenses policy and subject to supporting receipts or other satisfactory documentary evidence of such expenditure.

2.7	Any expenditure which was not properly incurred by you on our and/or any Group Company's business or for which you are unable to produce appropriate receipts or other satisfactory documentary evidence will be deducted from any outstanding payments due to you under this Agreement.

Deductions

2.8	The payments and benefits in this clause 2 (with the exception of the payment in clause 2.6) are subject to income tax and national insurance contributions which we are obliged by law to pay or deduct. Further, we have deducted and/or you agree we will deduct from the sums due under this clause 32 and any other provision of this Agreement, any outstanding sums due from you to us and/or any Group Company.

Directors’ and Officers’ Liability Insurance

2.9	Subject to the rules of the relevant policy from time to time in force, we shall procure that you continue to be covered for a period of 6 years from the Termination Date under the Company's Directors, Officers and Professional insurance coverage in respect of the period(s) during which you were employed by or were an officer of the Company or any Associated Company (but only for so long as the Company maintains such cover for its directors and officers generally). In signing this Agreement, you are representing and warranting that you are not aware of any claims or potential claims against you personally as a director in respect of such period(s).

Stock Options

2.10	As additional consideration hereunder, the Company hereby agrees to amend the terms of the Non-Qualified Stock Option Award Agreements, which were entered into by and between Executive and the Company pursuant to the Amended and Restated Equity Incentive Plan of the Company, to provide that all vested but unexercised Options (as defined therein) to purchase Shares under each such Non-Qualified Stock Option Award Agreement shall be exercisable by Executive on or before the date that is one (1) year and nine (9) months after the date hereof, provided that any Options that are not exercised as of such date shall expire.

3.	Pension

We will notify the trustees or administrators of our pension scheme (Pension Scheme) about the termination of your employment and will request that written confirmation of your accrued entitlement under the Pension Scheme and that the options available to you for dealing with that entitlement are sent to you.

4.	Waiver of claims

4.1	The terms of this Agreement are agreed without any admission of liability by us and are in full and final settlement of your complaint(s) of:

(a)	breach of contract or wrongful dismissal; and/or

(b)	unfair dismissal under s111 ERA,

which you consider you have against the Company, any Group Company and/or any of our or their officers, employees and/or workers arising from your employment and/or its termination and from your holding any office and/or its termination.

4.2	It is further the intention that this Agreement will, without any admission of liability by us, be in full and final settlement of any other claims or rights of action you have or may in future have under common law, contract, statute or otherwise in any jurisdiction in the world, however arising, against us, any Group Company or any of our or their officers, employees, workers or agents arising directly or indirectly from your employment by the Company, your holding of any office, and/or the termination of your employment or office holding and including but not limited to the claims specified in Schedule 2 (each of which is waived by this clause) including, but not limited to, any issues relating directly or indirectly to your employment and/or its termination, raised in any grievance, mediation, protected disclosure or otherwise, which are also settled by this Agreement unless expressly specified in this Agreement.

4.3	The waiver in clause 4.2 will not apply to the following:

(a)	any claims by you to enforce this Agreement;

(b)	claims in respect of personal injury of which you are not aware and could not reasonably be expected to be aware at the date of this Agreement (other than any claim arising out of any act of discrimination or breach of the implied term of trust and confidence); and/or

(c)	any claims in relation to accrued entitlements under the Pension Scheme.

You warrant that you are not aware of any facts, matters or circumstances that could give rise to any such claims and/or any complaint to the Pensions Regulator.

4.4	The waiver in this clause 49 (subject to clause 4.39.3) will include, without limitation, any future claims you may have arising directly or indirectly from your employment by the Company, your holding of any office, and/or the termination of your employment or office holding, whether or not the matters which give rise to such future claims are currently known or could be known or are in contemplation of either you or us and/or any Group Company and whether or not any legal remedy available for such claims in the future is available at the date of this Agreement.

4.5	You agree that except for the sums, payments and benefits referred to in this Agreement, and subject to clause 4.39.3, no other sums or benefits are due to you from us or any Group Company and you expressly waive any right or claim that you have or may have to payment or compensation for loss under any bonus plan, benefit or award programme, share plan or any stand-alone share incentive arrangement or any other benefit, payment or award you may have received from us or any Group Company (or any trustees of any scheme established by the Company or any Group Company) had your employment or any office held by you not terminated.

4.6	You further undertake not to institute any action, claim or proceedings whatsoever against us and/or any Group Company or any of its or their officers, employees or agents, whether in the Employment Tribunal or any other court, in respect of any of the matters referred to in clause 49.

4.7	The Company represents for itself and on behalf of all Group Companies to you that it has no or is not aware of any claims or any matters in respect of which a claim might be made against you arising directly or indirectly from your employment by the Company, your holding of any office, and/or the termination of your employment or office holding.

5.	Resignation from offices

5.1	You will resign as the Chief Financial Officer of the Company and the Group Company and from any other office, trusteeship or position that you hold in or behalf of the Company or any Group Company on or around the Termination Date (or, if later, the date of this Agreement) by signing and delivering to the Company a letter of resignation in the agreed form set out in Schedule 3.

5.2	You waive any claim for compensation for loss of office which you might otherwise have been entitled to as a consequence of any resignation pursuant to clause 5.1.11.1

6.	Company property

6.1	You agree that within 7 days of the date of this Agreement you will return to us:

(a)	all documents and copies in whatever format (written, electronic or otherwise) and wherever located and which have been made, compiled or acquired by you during your employment and which relate to our or any Group Company's business, affairs or contacts and which are in your possession or under your control. This includes, but is not limited to, all Confidential Information and Copies; and

(b)	all property belonging to us, any Group Company or any third parties, which is in your possession or under your control by virtue of your employment in a satisfactory condition including (but not limited to) mobile telephone and SIM card, or laptop computer.

6.2	You will on or before the date falling 7 days after the date of this Agreement inform us of the passwords used by you on our computers and documents used or created by you.

6.3	You will within 7 days of the date of this Agreement use reasonable endeavours to erase irretrievably any information relating to our or any Group Company's business or affairs or our or their business contacts (and all matter derived from such information), from any computer and communications systems and devices owned or used by you outside our premises, including such systems and data storage services provided by third parties (to the extent technically practicable) and so that neither you nor any other unauthorised person retains any ability to access such information. Insofar as you are aware, you have not retained any personal data that you obtained during the course of your employment.

6.4	On request, you agree to provide us with a signed statement that you have complied fully with your obligations under this clause 613 and you will provide us with such reasonable evidence of compliance as may be requested.

7.	Confidential information, comment and permitted disclosures

Confidential information

7.1	Notwithstanding clause 1424, you acknowledge and confirm that you continue to be bound by the confidentiality provision contained at clause 16 of your Service Agreement.

7.2	You will not at any time (including after the Termination Date) disclose to any person or use for your own purposes or, through lack of diligence, cause the unauthorised disclosure of any Confidential Information and/or any Copies except as authorised or required by law and/or as permitted under clause14.6 7 of this Agreement. This restriction will not apply to any Confidential Information coming into the public domain other than through an unauthorised disclosure by you.

Statements and comments

7.3	Save as permitted under this clause 7 you confirm that you have kept the existence and terms of this Agreement and the circumstances concerning the termination of your employment and/or occupation as an officer of the Company and/or any Group Company confidential and will continue to do so.

7.4	You will not make, publish or cause to be published any disparaging remarks or derogatory statement (whether orally, in writing, electronically or online) concerning us, any Group Company, or our or their directors, officers, shareholders or employees, any product or service being sold, developed or provided by us and/or any Group Company and/or otherwise do anything which will, or may, bring us, any Group Company and ours or their directors, officers, shareholders or employees into disrepute. You confirm that you have not already done so. This clause is subject to clauses 7.614.6 and 7.714.7 below.

7.5	The Company shall procure that the Company's Executive Management Team and Board of Directors shall not make statements about you that are critical, adverse, negative or derogatory, subject at all times to the Company's regulatory and legal obligations.

Permitted disclosures

7.6	Nothing in this Agreement will prevent you or us (or any of our officers, employees, workers or agents) from:

(a)	making a protected disclosure under section 43A of the Employment Rights Act 1996;

(b)	reporting a suspected criminal offence to the police or any other law enforcement agency or cooperating with the police or any law enforcement agency regarding a criminal investigation or prosecution;

(c)	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority;

(d)	whether required to or not, making a disclosure to or cooperating with any investigation by HMRC or a regulator, ombudsman or supervisory authority;

(e)	complying with an order from a court or tribunal to disclose or give evidence;

(f)	disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and national insurance liabilities arising from your employment or its termination; and/or

(g)	making any other disclosure as required by law or governmental regulation, including as may be required under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

7.7	Nothing in this Agreement will prevent you, where necessary and/or appropriate, making a disclosure to:

(a)	your spouse, civil partner or partner, or immediate family provided that they agree to keep the information confidential;

(b)	any person who owes you a duty of confidentiality (which you agree not to waive) in respect of information you disclose to them, including your legal or tax advisers or persons providing you with medical, therapeutic, counselling or support services;

(c)	your insurer for the purposes of processing a claim for loss of employment;

(d)	a recruitment consultant or prospective employer to the extent necessary to discuss your employment history as part of a genuine employment application;

(e)	any government benefits agency for the purposes of making a claim for benefits.

7.8	Nothing in this Agreement will prevent us, where necessary and/or appropriate, making a disclosure to:

(a)	our officers, employees or workers provided that they agree to keep the information confidential; or

(b)	any person who owes us a duty of confidentiality (which we agree not to waive) in respect of information we disclose to them, including our legal, tax, compliance or other professional advisers.

8.	Restrictions following termination

8.1	Notwithstanding clause 1424, you acknowledge and confirm that you continue to be bound by the post-termination restrictions at Schedule 2 of your Service Agreement.

8.2	Following the Termination Date, you will not hold yourself out or permit yourself to be held out as being employed by us and/or any Group Company and will update your LinkedIn profile and any other online presence accordingly.

9.	Assistance with investigations and proceedings

You agree to make yourself reasonably available to, and to reasonably cooperate with, us and any Group Company and any of our or their advisers in any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf. We will reimburse any reasonable expenses that you incur as a consequence of complying with your obligations under this clause, provided always that such expenses are approved in writing by us (acting reasonably) in advance.

10.	Legal advice

10.1	You warrant (and acknowledge that we have relied on your warranty in entering into this Agreement) the following:

(a)	You have received independent legal advice from Richard Yeomans, a qualified lawyer in the firm of Addleshaw Goddard LLP of Milton Gate, 60 Chiswell Street, London, EC1Y 4AG ("Adviser") as to the terms and effect of this Agreement including in particular, its effect on your ability to pursue any complaint before an employment tribunal or other court and the permitted disclosures under clause 714.614.7.

(b)	Before receiving the advice and entering into this Agreement you disclosed to the Adviser all facts and circumstances that may give rise to a claim by you against us and/or any Group Company or our or their officers, employees or workers.

(c)	Other than the claims expressly specified in clause 4.19.1, you have no claims, and are not aware of any facts or circumstances that would or may give rise to any claims, against us or any Group Company or our or their officers, employees, workers or agents arising directly or indirectly from your employment by us, the holding of any office and/or the termination of such employment or office holding (including but not limited to any claims for personal injury).

(d)	The Adviser has confirmed to you in giving their advice that they are a solicitor holding a current practising certificate and the risk of a claim by you in respect of any loss arising in consequence of their advice is covered by a policy of insurance.

(e)	The Adviser will sign and deliver to us a letter in the form at Schedule 1 to this Agreement.

10.2	You agree that your acceptance of the terms of this Agreement constitutes a settlement Agreement and it satisfies the conditions regulating settlement Agreements under section 147(3) Equality Act 2010, section 288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) Employment Rights Act 1996, regulation 35(3) Working Time Regulations 1998, section 49(4) National Minimum Wage Act 1998, regulation 41(4) Transnational Information and Consultation etc. Regulations 1999, regulation 9 Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 40(4) Information and Consultation of Employees Regulations 2004, paragraph 13 Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, regulation 62 Companies (Cross Border Mergers) Regulations 2007 and section 58 Pensions Act 2008.

11.	Your obligations and promises

11.1	You agree that if between the date of this Agreement and the Termination Date you are guilty of misconduct which would entitle us to dismiss you summarily, we will have no obligation to you under the terms of this Agreement and you will be required to repay to us any payments already made to you under this Agreement (excluding remuneration and benefits paid/provided up to the Termination Date).

11.2	As a strict condition of receiving the payments and benefits under this Agreement, you further warrant and represent to us the following:

(a)	There are no facts or circumstances of which you are aware or ought reasonably to be aware that might reasonably be considered a breach by you of any duty (including any fiduciary duties) which would justify a summary dismissal.

(b)	There are no facts or circumstances of which you are aware or of which you ought reasonably to be aware which would amount to a repudiatory breach by you of any express or implied term of your Service Agreement and which would entitle (or would have entitled) us to terminate your employment without notice or pay in lieu of notice. Any payments or benefits pursuant to this Agreement are subject to and conditional upon this being so.

(c)	At the date of this Agreement, you have not received or accepted any extant offer (whether of employment, consultancy, office, partnership or otherwise) which will provide you with any form of income or benefits at any time after the Termination Date or are otherwise preparing to take up any opportunity (in respect of which you have received an extant offer or are expecting to receive an offer imminently) which will provide you with a form of income and/or benefits. Any payments or benefits are conditional on this being so.

(d)	You will not raise any further grievances in connection with your employment and neither the Company and/or any Group Company will have any further obligations in respect of the same.

(e)	You have no outstanding complaints which you have referred to the Information Commissioner's Office and you do not require any further steps to be taken by us and/or any Group Company to comply with any subject access request under the Data Protection Act 2018 outstanding or allegedly outstanding as at the date of this Agreement and you will not exercise your right to make any further subject access request of us and/or any Group Company.

12.	Employee indemnities

12.1	You will indemnify us on a continuing basis in respect of any income tax or National Insurance contributions (save for employers' National Insurance contributions) due in respect of the payments and benefits provided for in this Agreement (and any related interest, penalties, costs and expenses save to the extent that these are caused by a default or delay on the part of the Company or any Group Company). We will give you reasonable notice of any demand for tax which may lead to liabilities on you under this indemnity and will provide you with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause will prevent us from complying with our legal obligations with regard to HM Revenue and Customs or other competent body within any applicable time limits or otherwise).

12.2	If you raise any allegation by way of Acas pre-conciliation and/or pursue a claim against us and/or any Group Company arising out of your employment or its termination other than those excluded under clause 4.3 you agree to indemnify us and/or any Group Company for any losses suffered as a result, including the full amount of any legal fees incurred, and that we will have no further obligations to you under the terms of this Agreement (including, but not limited to, paying any remaining instalments of the payment in lieu of notice in accordance with clause 2.4 above).

12.3	If you breach any material provision of this Agreement (including, but not limited to, clauses 7.1 – 7.4 and 8.1) you agree to indemnify us and/or any Group Company for any losses suffered as a result, including all reasonable legal and professional fees incurred, and that we will have no further obligations to you under the terms of this Agreement (including, but not limited to, paying any remaining instalments of the payment in lieu of notice in accordance with clause 2.4 above and payment of your 2024 bonus pursuant to clause 2.5 above).

13.	Definitions and rules of interpretation

13.1	In this Agreement:

(a)	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

(b)	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it.

(c)	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

(d)	The Schedules shall form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the schedules.

13.2	Confidential Information means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to our and/or any Group Company's business, products, affairs and finances of for the time being confidential to us and/or any Group Company and trade secrets including, without limitation, technical data and know-how relating to our and/or any Group Company's business or any of our or its supplies, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that you created, developed, received or obtained in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential and Copies means copies or records of any Confidential Information in whatever form (including without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

13.3	ERA means Employment Rights Act 1996.

13.4	Group Company means the Company, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time. A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security; or (b) as a nominee.

14.	Entire Agreement and conflicts

This Agreement and the Service Agreement (as amended by this Agreement) set out the entire agreement and understanding between the parties and any Group Company and supersedes all previous agreements, understandings or arrangements between them (whether oral or written) relating to your employment and its termination.

You acknowledge that you have entered into this Agreement in reliance only on the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, neither us nor any Group Company, nor any of our or their employees, officers or agents will have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement. You will have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

15.	Severability

Each obligation under this Agreement is separate and severable and it is agreed that the unenforceability of any provision of this Agreement will not affect the enforceability of all remaining provisions. Any unenforceable provision will be deemed not to be part of this Agreement.

16.	Variation

No variation of this Agreement will be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.	Third party rights

Except as expressly provided elsewhere in this Agreement, no person other than you, us and/or any Group Company will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.	Governing law and jurisdiction

18.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the law of England and Wales.

18.2	Each party irrevocably agrees that the courts of England and Wales will have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

19.	Counterparts

This Agreement may be executed and delivered in any number of counterparts, each of which, when executed, will constitute a duplicate original, but all the counterparts will together constitute the one Agreement.

20.	Electronic signature

The Parties agree and consent to the signing of this Agreement by electronic signature (whatever form the electronic signature takes) and that this method of signature is as conclusive of the intention of the Parties to be bound by this Agreement as if signed by each Party's manuscript signature.

21.	Effective date

This Agreement will be deemed to be without prejudice and subject to contract until such time as it is signed by both parties and dated and any specified conditions for a binding agreement have been met at which point it will be treated as an open document evidencing a binding Agreement.

QUOIN PHARMACEUTICALS, INC.

By:	/s/ Michael Myers
Dr. Michael Myers, CEO

/s/ Gordon Dunn
Gordon Dunn